Exhibit 10.2
R. G. BARRY CORPORATION
2008 RESTORATION PLAN
Article I. Establishment and Purpose
1.1 Establishment and Amendment of the Plan
R. G. Barry Corporation (the “Sponsor”) maintains an unfunded restoration plan known as the “R. G. Barry Corporation Restoration Plan” (“the Prior Plan”), which was previously established effective January 1, 1994, and was amended and restated, effective as of January 1, 1997. Effective March 31, 2004 (the “Freeze Date”), the Prior Plan was frozen. Effective as of December 31, 2008 (the “Effective Plan”), a new plan, the R.G. Barry Corporation 2008 Restoration Plan (the “Plan”), was created for the benefit of certain participants in the Prior Plan in lieu of any benefits under the Prior Plan.
1.2 Purpose
The Plan is maintained for the purpose of providing Participants who are eligible to receive benefit payments under the “R. G. Barry Corporation Associates’ Retirement Plan”, as amended and restated effective as of January 1, 1996 and as may be amended thereafter (“Retirement Plan”), such portion of such benefit payments as would have been payable to such Participants under the Retirement Plan if (a) they had not reduced their Compensation by participating under the R. G. Barry Corporation Deferred Compensation Plan, effective as of September 1, 1995, and as may be amended thereafter (“Deferred Compensation Plan”), and/or (b) the maximum annual compensation limitation under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) had not been applied in calculating such benefit payments. Additionally, the Plan is established and is intended as an unfunded plan to be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and as such it is intended that the Plan be exempt from the relevant requirements of Title I of ERISA. The Plan is not intended to satisfy the qualification requirements of Code Section 401.
Article II. Definitions and Construction
2.1 Definitions
All terms used in this Plan shall have the same meanings assigned to them under the provisions of the Retirement Plan (as defined below), unless otherwise qualified by the context hereof. Notwithstanding the prior sentence, the following terms shall have the meanings set forth below, unless their context clearly indicates to the contrary:
(a)	“Deferred Compensation Plan” means the “R. G. Barry Corporation Deferred Compensation Plan”, as established effective as of September 1, 1995, and as the same may be amended from time to time.

(b)	“Participant” means an individual who is eligible to participate in the Plan pursuant to Section 3.1.

(c)	“Plan” means the “R. G. Barry Corporation 2008 Restoration Plan” as set forth in this document and as the same may be amended from time to time.

(d)	“Retirement Plan” means the “R. G. Barry Corporation Associates’ Retirement Plan”, as amended and restated effective as of January 1, 1996, and as the same is amended from time to time.

(e)	“Termination” or any form thereof shall mean a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) by the Participant with the Sponsor and all persons with whom the Sponsor would be considered a single employer under Code Sections 414(b) and (c).
2.2 Gender and Number; Headings
Except when otherwise indicated by the context, any masculine terminology when used in this Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural. Headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
2.3 Incorporation of the Retirement Plan and Deferred Compensation Plan
The Retirement Plan and the Deferred Compensation Plan are hereby incorporated by reference into and shall form a part of this Plan as fully as if set forth herein verbatim; provided, however, in the event that the terms and provisions of this Plan conflict with those of the incorporated plans, the terms and provisions of this Plan shall control and govern the rights of Participants. Any amendment made to the Retirement Plan and/or the Deferred Compensation Plan shall also be incorporated by reference into and form a part of this Plan, effective as of the effective date of such amendment, to the extent not inconsistent herewith or with respect to Code Section 409A. The Retirement Plan or Deferred Compensation Plan, whenever referred to in this Plan, shall mean the Retirement Plan or Deferred Compensation Plan as amended, as such plan exists as of the date any determination is made of benefits payable under this Plan.
Article III. Eligibility and Participation
3.1 Eligibility
An individual who (a) was a participant in the Prior Plan prior to the Freeze Date and (b) is an officer or other management or highly compensated employee of the Sponsor who is designated by the Board of Directors of the Sponsor as being a Participant in the Plan on Exhibit A, attached hereto and made a part hereof, shall be eligible to participate in the Plan. The selection of individuals eligible to participate in the Plan shall be within the sole and absolute discretion of the Board of Directors of the Sponsor.

As a condition to participation in this Plan, each Participant has relinquished any right to payment under the Prior Plan.
Article IV. Benefits
4.1 Amount of Benefits.
If the benefit payable under the Retirement Plan to any Participant (or, if applicable, to his or her beneficiary designated under the terms of the Retirement Plan):
(a)	is limited by application of Code Section 401(a)(17); and/or

(b)	has been reduced because the Participant deferred compensation into the Deferred Compensation Plan that otherwise would have been included in calculating the Participant’s Retirement Plan benefit, this Plan will pay a benefit to the Participant (or beneficiary) equal to:
(c)	the benefit that would have been paid from the Retirement Plan to the Participant (or beneficiary) but for (i) the application of Code Section 401(a)(17) and (ii) the fact that the Participant deferred compensation to the Deferred Compensation Plan that otherwise would have been included in calculating the Participant’s Retirement Plan benefit;
minus
(d)	the benefit that is actually payable to the Participant (or beneficiary) from the Retirement Plan.
The calculation made under Sections 4.1(c) and (d):
(e)	will be calculated as if benefits under the Retirement Plan and this Plan are to be paid in the normal form of benefit provided under the Retirement Plan and that benefits from both this Plan and the Retirement Plan will begin at the same time; and

(f)	are intended to ensure that the total benefit the Participant (or beneficiary) receives from the Retirement Plan and this Plan will not be less than the amount he or she would have received if (i) Code Section 401(a)(17) had not applied to Retirement Plan benefits and (ii) the Participant had not deferred any compensation into the Deferred Compensation Plan that otherwise would have been included in calculating the Participant’s Retirement Plan benefit.
Also, if benefits payable under the Retirement Plan are deferred because the Participant elected to defer retirement beyond the normal retirement date specified in the Retirement Plan, the amount calculated under Section 4.1(c) will be actuarially increased to reflect the Participant’s age when benefits are paid. This actuarial adjustment will:

(g)	be based on the actuarial equivalent factors described in Section 2.1(a) of the Retirement Plan;

(h)	be paid solely from this Plan (and not the Retirement Plan); and

(i)	not be applied to any deferral of benefits after the Participant has terminated employment.
Notwithstanding the foregoing, benefits will only accrue based on the Participant’s service prior to the Freeze Date. Any Compensation earned on or after the Freeze Date shall not be considered for purposes of determining the benefit payable under this Plan.
4.2 Forfeiture for Misconduct
Notwithstanding any Plan provisions to the contrary, a Participant (or his beneficiary) shall have no right to a benefit under this Plan if the Committee or the Sponsor determines that the Participant engaged in a willful, deliberate, or gross act of commission or omission which is injurious to the finances or reputation of the Sponsor or any of its Affiliates.
4.3 Form of Payment and Commencement Date
(a) Time and Form of Payment. Each Participant shall be entitled to receive the benefit payable under this Plan in the form and on the date selected by the Participant in a written election form delivered to the Sponsor prior to December 31, 2008, which date shall not be earlier than January 1, 2009. If no date is selected by a Participant before December 31, 2008 or if the Participant selects a date prior to January 1, 2009, the benefit shall be payable in a lump sum within 90 days following the Participant’s Termination.
(b) Beneficiary Designation. The Participant may select a Beneficiary to receive his benefits under this Plan. Such election must be submitted to the Committee on a form and in a manner specified by the Committee.
(c) Six Month Distribution Delay. Notwithstanding anything in this Plan to the contrary, if a Participant is a “specified employee” (within the meaning of Code Section 409A and as determined under the Sponsor’s policy for determining specified employees), on the Participant’s Termination and the Participant is entitled to a payment and/or a benefit under this Plan that is required to be delayed pursuant to Code Section 409A(a)(2)(B)(i), then such payment shall not be paid (or begin to be paid) until the first business day of the seventh month following the date of the Participant’s Termination (or, if earlier, the date of the Participant’s death).
4.4 Withholding of Taxes
The Sponsor shall have the right to deduct from all payments made under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payments. A Participant’s portion of any employment, wage and other taxes imposed under any applicable law or regulations on any Plan benefit before that Plan benefit is distributed will be withheld from the Participant’s other compensation or, if no other compensation is then payable to the Participant, the Participant shall remit to the Sponsor an amount sufficient to satisfy such liability.
Article V. Administration
5.1 Administration
This Plan shall be administered by the Committee appointed pursuant to the terms of the Retirement Plan. The Committee shall administer this Plan in a manner consistent with the administration of the Retirement Plan, except that this Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of Code Section 401. The Committee shall have the same rights and authority granted to it under the Retirement Plan, which shall include the full power and authority to determine all questions relating to eligibility and amount of benefits and to interpret, construe and administer this Plan. The Committee shall establish and maintain such accounts or records as the Committee may from time to time consider necessary. Members of the Committee shall not participate in any action or determination regarding their own benefits under the Plan.
5.2 Finality of Determination
Claims for benefits under the Plan shall be subject to the claims and appeal procedures contained in the Retirement Plan. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.
5.3 Expenses
The expenses of administering this Plan shall be borne by the Sponsor.
5.4 Indemnification and Exculpation
The members of the Committee, its agents, and officers, directors, and employees of the Sponsor shall be indemnified and held harmless by the Sponsor against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Sponsor’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.
Article VI. Funding of the Plan
6.1 Funding
All amounts paid under this Plan shall be paid from the general assets of the Sponsor. Benefits shall be reflected on the accounting records of the Sponsor, but neither this Plan nor the maintenance of such accounting records shall be construed to create, or require the creation of, a trust, custodial account, or escrow account with respect to any Participant. No Participant shall have any right, title, or interest whatsoever in or to any investment reserves, accounts, or funds that the Sponsor may purchase, establish, or accumulate to aid in providing the unfunded benefit payments described in the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust or fiduciary relationship of any kind between the Sponsor or the Committee and a Participant or any other person. Participants shall not acquire any interest under the Plan greater than that of an unsecured general creditor of the Sponsor. The Trust Fund of the Retirement Plan shall not be liable for any benefits accrued under this Plan.
Article VII. Amendment and Termination
7.1 Amendment and Termination
The Board of Directors of the Sponsor may amend, modify, or terminate this Plan at any time and in any manner. In the event of a termination of the Plan pursuant to this Section 7.1, no further benefits shall accrue under this Plan, and amount which are then payable shall continue to be an obligation of the Sponsor and shall be paid as otherwise provided in this Plan; provided, however, that the Sponsor reserves the right, in its discretion, to accelerate payments in the event of a termination of the Plan in accordance with the requirements of Code Section 409A.
Article VIII. Reserved
Article IX. General Provisions
9.1 Nonalienation
No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge, or bankruptcy) in satisfaction of any debt, liability, or obligation, prior to receipt. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void.
9.2 Effect on Other Benefit Plans
Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of the Retirement Plan or any other plans maintained by the Sponsor. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans.
9.3 Severability
In the event any provision of this Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Sponsor shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in this Plan.
9.4 Applicable Law
This Plan shall be governed and construed in accordance with the laws of the State of Ohio to the extent such laws have not been preempted by applicable Federal law.
9.5 Employer-Employee Relationship
The establishment of this Plan shall not be construed as conferring any legal or other rights upon any Employee or any person for a continuation of employment, nor shall it interfere with the rights of the Sponsor to discharge any Employee or otherwise act with relation to the Employee. The Sponsor may take any action (including discharge) with respect to any Employee or other person and may treat such person without regard to the effect which such action or treatment might have upon such person as a Participant under this Plan.
9.6 Incompetence
Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent, and that a guardian, conservator, or other person legally vested with the care of such person’s person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for such person’s affairs because of incompetency, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid as provided in the Retirement Plan. Any such payment so made shall be a complete discharge of liability therefor under the Plan.
9.7 Binding on the Sponsor, Participants and Their Successors
This Plan shall be binding upon and inure to the benefit of the Sponsor, their successors and assigns and the Participants, their heirs, executors, administrators and legal representatives.
9.8 Tax Liability
The Sponsor may withhold from any payment of benefit hereunder or require the Participant to remit to the Sponsor an amount equal to any taxes required to be withheld.
9.9 Compliance with Code Section 409A. It is intended that this Plan comply with Code Section 409A and the Treasury Regulations promulgated thereunder, and this Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Sponsor, the Board of Directors or the Committee shall have any liability with respect to any failure to comply with the requirements of Code Section 409A. The Sponsor may accelerate the time or schedule of a payment to a Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder. Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder.
In Witness Whereof, the Sponsor has caused this instrument to be executed by its duly authorized officers effective as of December 31, 2008.

R G. Barry Corporation

By:	/s/ Greg A. Tunney

Its:	President and Chief Executive Officer

EXHIBIT A
PARTICIPANTS
Daniel D. Viren